Exhibit 5.1

November 4, 2009

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

RE:	Sale of 4.450% Senior Notes due 2014

Ladies and Gentlemen:

We have acted as counsel to Equifax Inc., a Georgia corporation (the “Company”), in connection with (1) the filing of the Company’s Registration Statement on Form S-3 (File No. 333-144009) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 25, 2007 for the purpose of registering under the Securities Act the Company’s debt securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (2) the issuance by the Company of its 4.450% Senior Notes due 2014 (the “Notes”) as described in the Company’s Prospectus dated June 25, 2007 (the “Prospectus”), which is a part of the Registration Statement, and Prospectus Supplement dated November 4, 2009 (the “Prospectus Supplement”).  The Notes will be issued under an indenture dated as of June 29, 1998, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A., as successor to Bank One Trust Company, N.A., which was successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture to be dated as of November 9, 2009 by and between the Company and the Trustee (together, the “Indenture”). The Notes will be sold pursuant to an Underwriting Agreement dated November 4, 2009 between the Company and J.P. Morgan Securities Inc. and SunTrust Robinson Humphrey, Inc., as the representatives of the underwriters named therein. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined the Amended and Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors and the Debt Issuance Committee of the Board of Directors of the Company deemed by us to be relevant to this opinion, the Registration Statement, the Prospectus, the Prospectus Supplement, the Indenture and the form of Note.  We also have examined such other relevant documents, and have made such other examinations of matters of law and of fact, as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.  As to questions of fact material to this opinion, we have relied upon the statements as to factual matters contained in the above-referenced documents and statements of officers of the Company, and we have made no independent investigation with regard thereto.

To the extent that the obligations of the Company under the Indenture may depend upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance, with respect to any actions the Trustee may take under the Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Our opinion set forth below is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness, and (iv) unconscionability.  Further, requirements in the Indenture and the Notes specifying that provisions thereof may only be waived in writing may not be valid, binding and enforceable to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

Our opinion set forth below is limited to the laws of the State of New York as it relates to the enforceability of documents, agreements and instruments referred to herein.  We do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations.

This opinion is delivered to the Company solely for its use in connection with the issuance and sale of the Notes, may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose, and may not be disclosed, quoted, filed with a governmental agency other than the Commission or otherwise referred to without our prior written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the immediately following paragraph hereof.  Our opinion expressed herein is as of the date hereof, and we hereby expressly disclaim any obligation to supplement this opinion for any changes that may occur after the date hereof with respect to any matters of fact or law addressed herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that upon execution and delivery of the Third Supplemental Indenture by the Company and the Trustee, due execution of the Notes by the Company, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes will constitute legally binding obligations of the Company.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated November 5, 2009 and the incorporation by reference of this opinion letter in the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus and Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Richard W. Grice
Richard W. Grice, A Partner